UNION BANK OF CALIFORNIA

**Borrower Name:**
Electro Rent Corporation

**Obligor Number:**
______________

# COMMERCIAL CREDIT AGREEMENT

**THIS COMMERCIAL CREDIT AGREEMENT** ("Agreement") is entered into as of the date set forth below between the undersigned borrower ("Borrower") and Union Bank of California, N.A. ("Bank") with respect to each and every loan or other extension of credit previously, simultaneously or hereafter made or to be made available by Bank to Borrower that is not secured by real property and that is not subject to any consumer disclosure law or regulation (whether one or more, collectively referred to herein as the "Loan").

**1. THE LOAN.** Borrower hereby promises to pay to Bank, or its order, on the dates indicated below, the outstanding amount of the Loan (including all outstanding principal, all other outstanding obligations, liabilities and indebtedness, all accrued interest, and all other costs, expenses, fees and charges due and payable under this Agreement). The Loan includes the following credit facilities:

**1.1 Revolving Loan.** Subject to the terms and conditions of this Agreement, Bank will make advances to Borrower at Borrower's request in an aggregate principal amount at any one time outstanding not to exceed $10,000,000 (the "Revolving Loan"), subject to the sublimits described in Sections 1.1.1 and 1.1.2 hereinbelow. Each advance made by Bank to Borrower under the Revolving Loan shall be used only for Borrower's general corporate purposes, subject to the terms and conditions of this Agreement. Borrower may borrow, repay and reborrow all or any part of the Revolving Loan, subject to the terms of this Agreement. All advances must be requested not later than September 30, 2009, on which date all unpaid principal of and accrued but unpaid interest on the Revolving Loan shall be due and payable. Bank shall enter each amount borrowed and repaid in Bank's records and such entries shall be deemed correct, absent manifest error. The omission of Bank to make any such entry shall not discharge Borrower from Borrower's obligation to repay in full with interest all amounts borrowed under the Revolving Loan.

**1.1.1 Standby L/C Sublimit.** As a sublimit of the Revolving Loan, Bank shall issue, for the account of Borrower, in form and under terms acceptable to Bank, one or more irrevocable standby letters of credit (collectively, "Standby L/Cs" and individually, a "Standby L/C"), in the aggregate undrawn face amount at any one time outstanding not to exceed $5,000,000 (subject to the limitation as to amount set forth in Section 1.1.3 hereinbelow), each having an expiry date not more than twelve (12) months from its date of issuance, but in no event later than September 30, 2009.

**1.1.2 Commercial L/C Sublimit.** As an additional sublimit of the Revolving Loan, Bank shall issue, for the account of Borrower, in form and under terms acceptable to Bank, one or more irrevocable commercial letters of credit (collectively, "Commercial L/Cs" and individually, a "Commercial L/C"), in the aggregate undrawn face amount at any one time outstanding not to exceed $5,000,000 (subject to the limitation as to amount set forth in Section 1.1.3 hereinbelow), each for a period of not longer than 270 days, calling for sight drafts, at Bank's option, with transport documents presented in a full set to Bank and/or consigned to Borrower or to a party other than Bank for the

importation or purchase of testing and measuring equipment or computer equipment, and having an expiry date not later than September 30, 2009.

**1.1.3 Limitation On Aggregate Amount Of L/Cs.** The sum of (i) the aggregate undrawn face amount of all outstanding Standby L/Cs and Commercial L/Cs (collectively, the "L/Cs") and (ii) the aggregate amount of all unpaid reimbursement obligations under drawn L/Cs shall not exceed $5,000,000 at any one time.

**1.2 Interest Rate.**

(a) All principal outstanding under the Revolving Loan which is not bearing interest at a fixed interest rate as described below shall bear interest at a rate per annum equal to the Reference Rate, which rate shall vary as and when the Reference Rate changes.

The Reference Rate shall mean the per annum rate announced by Bank from time to time at its corporate headquarters as its Reference Rate. The Reference Rate is an index rate determined by Bank from time to time as a means of pricing certain extensions of credit and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by Bank at any given time. Interest on the Revolving Loan shall be calculated on the basis of a 360-day year, for actual days elapsed.

(b) At Borrower's option, advances hereunder, in increments of at least $100,000, shall bear interest at a per annum rate, based on an index selected by Borrower, which is one and one-quarter percent (1-1/4%) per annum in excess of the LIBOR Rate for the interest period selected by Borrower and acceptable to Bank.

(c) "Business Day" shall mean a day on which Bank is open for business for the funding of corporate loans, and, with respect to the rate of interest based on the LIBOR Rate, on which dealings in U.S. Dollar deposits outside of the United States may be carried on by Bank. "LIBOR Rate" shall mean a per annum rate of interest (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which Dollar deposits, in immediately available funds and in lawful money of the United States, would be offered to Bank outside of the United States, for a term coinciding with the interest period selected by Borrower and for an amount equal to the amount of principal covered by Borrower's interest rate selection, plus Bank's costs, including the cost, if any, of reserve requirements.

(d) To exercise this option, Borrower may from time to time select an index offered by Bank for an interest period offered by Bank by telephoning an authorized lending officer of Bank located at the banking office identified below prior to 10:00 a.m., Pacific time, on any Business Day and advising that lending officer of the selected index, interest period and starting date thereof. The starting date for an advance based on the LIBOR Rate shall follow the date of such selection by no more than two (2) Business Days. Borrower's selection may not be changed, altered or otherwise modified until the expiration of the interest period selected. The exercise of interest rate options by Borrower shall be as recorded in Bank's records, which records shall be prima facie evidence of the amount borrowed under such selected interest rate; provided, however, that the failure of Bank to make any such notation in its records shall not discharge Borrower from its obligation to repay in full with interest all amounts borrowed. In no event shall any interest period extend beyond the termination date of the Revolving Loan. If, on the date of the

selection, the index or interest period selected is unavailable for any reason, the selection shall be void. Bank reserves the right to fund the principal of any advance from any source of funds, notwithstanding Borrower's selection.

In determining an interest period, a month means a period that starts on one Business Day in a month and ends on and includes the day preceding the numerically corresponding day in the next month. For any month in which there is no such numerically corresponding day, then as to that month, such day shall be deemed to be the last calendar day of such month. Any interest period which would otherwise end on a non-Business Day shall end on the next succeeding Business Day, unless that is the first day of a month, in which event the interest period shall end on the next preceding Business Day.

**1.3 Prepayment.**

(a) Amounts outstanding under this Agreement bearing interest at a rate based on the Reference Rate may be prepaid in whole or in part at any time. Amounts outstanding under this Agreement bearing interest at a fixed rate may be prepaid in whole or in part, provided that Bank has received not less than five (5) Business Days' prior written notice and Bank receives the prepayment fee due as a result. The prepayment fee shall also be paid, if Bank, for any other reason, including acceleration or foreclosure, receives all or any portion of principal bearing interest at a fixed rate prior to its scheduled payment date. The prepayment fee shall be an amount equal to the present value of the product of: (i) the difference (but not less than zero) between (a) the interest rate applicable to the principal amount which is being prepaid and (b) the return which Bank could obtain if it used the amount of such prepayment of principal to purchase at bid price regularly quoted securities issued by the United States having a maturity date most closely coinciding with the due date of the amount being prepaid and such securities were held by Bank until such due date ("Yield Rate"); (ii) a fraction, the numerator of which is the number of days in the period between the date of prepayment and such due date and the denominator of which is 360; and (iii) the amount of the principal so prepaid (except in the event that principal payments are required and have been made as scheduled under the terms of the Loan being prepaid, then an amount equal to the lesser of (A) the amount prepaid or (B) fifty percent (50%) of the sum of (1) the amount prepaid and (2) the amount of principal scheduled under the terms of the Loan being prepaid to be outstanding at the due date of the amount being prepaid). Present value for this purpose is determined by discounting the above product to present value using the Yield Rate as the annual discount factor.

(b) All prepayments shall include payment of accrued interest on the principal amount so prepaid and shall be applied to payment of interest before application to principal. A determination by Bank as to the prepayment fee amount, if any, shall be conclusive. Any prepayment may result in Bank incurring additional costs, expenses or liabilities. Bank would not make loans or otherwise extend credit to Borrower without Borrower's express agreement to pay Bank the prepayment fee described above.

**2. STATEMENTS.** Bank shall send to Borrower, at Borrower's address set forth below, a statement of amounts owed for each monthly period in which the Loan is outstanding. If Borrower has any dispute concerning the monthly statement, Borrower shall notify Bank in writing at the address shown on the statement within fifteen (15) days after the statement mailing date, after which date, unless so disputed, the statement shall be deemed correct.

**3. FEES.**

(a) Borrower shall pay to Bank a commitment fee in the sum of $10,000 on or before the effective date of this Agreement, which commitment fee shall be non-refundable.

(b) All fees in connection with the L/Cs will be in accordance with Bank's standard schedule of fees as published from time to time or as otherwise agreed to in writing by Borrower and Bank.

**4. GUARANTIES.** The payment and performance of all indebtedness and other obligations of Borrower to Bank hereunder and under the other loan documents are and shall be guaranteed by the Material Domestic Subsidiaries (collectively, "Guarantors" and individually, a "Guarantor") pursuant to the terms and conditions of those certain Continuing Guaranties (collectively, the "Guaranties" and individually, a "Guaranty") duly executed by Guarantors in favor of and with Bank in form and amount acceptable to Bank. As used in this Agreement, (a) the term "Material Subsidiary" means any subsidiary of Borrower (i) which has a net worth, at the relevant time, of not less than ten percent (10%) of the consolidated net worth of Borrower and its subsidiaries, (ii) which has a pre-tax consolidated income, at the relevant time, of not less than ten percent (10%) of the pre-tax consolidated income of Borrower and its subsidiaries or (iii) the divestiture of which by Borrower could reasonably be expected to have a material adverse effect on the business, operations, assets or financial condition of Borrower or Borrower and its subsidiaries, taken as a whole (regardless of its relative net worth), and (b) the term "Material Domestic Subsidiary" means any Material Subsidiary of Borrower that is organized under the laws of the United States of America or any political subdivision thereof. On the effective date of this Agreement, the only Material Domestic Subsidiaries are ER International, Inc. and Electro Rent Asia, Inc.

**5. REPRESENTATIONS AND WARRANTIES.** Borrower represents and warrants (and each request for a disbursement of the proceeds of advances under the Loan shall be deemed a representation and warranty made on the date of such request) that:

(a) Borrower is duly organized and existing under the laws of the state of its organization and is duly qualified to conduct business in each state or other jurisdiction in which its business is conducted;

(b) The execution, delivery and performance of this Agreement are not in conflict with the terms of any charter, bylaw or other organization papers of Borrower or with any law, indenture, agreement or undertaking to which Borrower is a party or by which Borrower is bound or affected;

(c) Borrower is properly licensed and in good standing in each state or other jurisdiction in which Borrower is doing business, and Borrower has complied with all laws and regulations affecting Borrower, including without limitation, each applicable fictitious business name statute;

(d) Borrower is not aware of any fact, occurrence or circumstance which Borrower has not disclosed to Bank in writing which has, or could reasonably be expected to have, a material adverse effect on Borrower's ability to repay the Loan or perform its obligations under this Agreement; and

(e) Borrower is not engaged in the business of extending credit for the purpose of, and no part of the Loan will be used directly or indirectly for, purchasing or carrying margin stock within the meaning of Federal Reserve Board Regulation U.

**6. CERTIFICATION.** The individuals signing below certify that the officers listed at the end of this Agreement as authorized signers have been duly authorized by Borrower to enter into the transactions contemplated by this Agreement, to sign all related documents, instruments and agreements, to authorize others to request advances from Bank, to authorize individuals to utilize Bank's commercial lending on-line products and service (the "Service"), if Borrower qualifies, and to take all actions necessary to give effect thereto. Notwithstanding the designation of authorized individuals to act for Borrower, Borrower authorizes Bank to advance funds upon any request which Bank in good faith believes to be authorized or when the proceeds are deposited to Borrower's deposit account. Borrower may begin to use the Service once Bank has received all documents, instruments and agreements required by Bank. Borrower shall give written notice to Bank to cancel the Service. Bank may terminate any waiver of fees for the Service in Bank's sole discretion, after written notice to Borrower, following sixty (60) consecutive calendar days of nonusage of the Service by Borrower. Borrower is solely responsible in all respects for any hardware, software and internet service-provider that may be required for use of the Service. Bank's terms and conditions for the Service, and the schedules of fees for the Service, all as published by Bank from time to time, shall govern Borrower's use of the Service.

**7. COVENANTS.** Borrower agrees, unless Bank otherwise consents in writing, so long as the Loan or any commitment to make any advance under the Loan is outstanding and until full and final payment of all indebtedness and other obligations of Borrower owing to Bank, that Borrower will:

**7.1 Financial Covenants.**

Maintain or achieve in accordance with generally accepted accounting principles ("GAAP"):

(a) On a consolidated basis for Borrower and its subsidiaries, a quick ratio of (i) cash, marketable securities, trade accounts receivable (excluding those owing from affiliates) minus bad debt reserve and accounts receivable and notes receivable (excluding those owing from affiliates) to (ii) current liabilities of not less than 1.25 to 1.00 as at the close of each fiscal quarter.

(b) On a consolidated basis for Borrower and its subsidiaries, Tangible Net Worth of not less than $235,000,000 as at the close of each fiscal quarter ended August 31, 2008, which amount shall increase by not less than fifty percent (50%) of the consolidated net profit after taxes of Borrower and its subsidiaries for each fiscal quarter ending thereafter. As used herein, "Tangible Net Worth" shall mean the consolidated net worth of Borrower and its subsidiaries, increased by the consolidated indebtedness of Borrower and its subsidiaries subordinated to Bank in form satisfactory to Bank and decreased by patents, licenses, trademarks, trade names, goodwill and other similar intangible assets, organizational expenses, and monies due from affiliates (including officers, shareholders and directors), in each case with respect to Borrower and its subsidiaries.

(c) On a consolidated basis for Borrower and its subsidiaries, net profit after taxes of not less than $1, to be measured as of the close of each fiscal quarter for the three (3) month period immediately preceding the date of measurement.

All accounting terms used in this Agreement shall have the definitions given them under GAAP, unless otherwise defined herein.

**7.2 Notice Of Certain Events.** Give written notice to Bank within fifteen (15) days after the occurrence of any of the following:

(a) The commencement of any litigation or arbitration proceeding affecting Borrower or any Guarantor where the amount in controversy is $2,500,000 or more; and

(b) Any material dispute arising between Borrower or any Guarantor and any government regulatory body or law enforcement body.

**7.3 Financial Reporting.** Furnish to Bank:

(a) Within 45 days after the close of each fiscal quarter, except for the final fiscal quarter of each fiscal year, the unaudited consolidated balance sheet of Borrower and its subsidiaries as of the close of such fiscal quarter, the unaudited consolidated income and expense statement of Borrower and its subsidiaries, with supporting schedules, and the unaudited consolidated statement of retained earnings of Borrower and its subsidiaries for such fiscal quarter, all prepared in consolidated form and all prepared in accordance with GAAP.

(b) Within 90 days after the close of each fiscal year, a copy of the consolidated statement of financial condition of Borrower and its subsidiaries, including at least the consolidated balance sheet of Borrower and its subsidiaries as of the close of such fiscal year and the consolidated income and expense statement of Borrower and its subsidiaries and the consolidated retained earnings statement of Borrower and its subsidiaries for such fiscal year, all prepared in consolidated form and examined and prepared on an audited basis by independent certified public accountants selected by Borrower and reasonably satisfactory to Bank in accordance with GAAP, along with any management letter provided by such accountants.

(c) Prompt written notice to Bank of any Event of Default or breach under any of the terms or provisions of this Agreement or any other loan document, any litigation which is reasonably expected to have a material adverse effect on the financial condition of Borrower or any of its subsidiaries, and any other matter which has resulted in, or is likely to result in, a material adverse change in Borrower's financial condition or operations.

(d) Prior written notice to Bank of any change in Borrower's officers and other senior management, Borrower's name or state of organization, and the location of Borrower's assets.

(e) Such other information and financial statements concerning Borrower and Guarantors as Bank may reasonably request from time to time.

**7.4 Bank Expenses.** Pay or reimburse Bank for all costs, expenses and fees incurred by Bank (a) in perfecting and protecting Bank's security interest in the Collateral, (b) in preparing and documenting this Agreement and the other loan documents, and all amendments and modifications hereto and thereto and (c) in all aspects of collection or enforcement of the Loan, including all attorneys' fees, including attorneys' fees and expenses incurred in bankruptcy, on appeal or in any alternative dispute resolution proceeding. All of such costs, expenses and fees shall include a reasonable estimate of the allocated costs and expenses of Bank's in-house legal counsel and staff.

**7.5 Existence.** Maintain and preserve Borrower's existence, present form of business and all rights, privileges and franchises necessary or desirable in the normal course of its business, and keep all of Borrower's properties in good working order and condition.

**7.6 Insurance.** Maintain and keep in force insurance with companies acceptable to Bank and in such amounts and types, including without limitation fire and public liability insurance, as is usual in the business carried on by Borrower, or as Bank may reasonably request. Such insurance policies must be in form and substance satisfactory to Bank. In the event that Borrower requests Bank to issue a commercial letter of credit for the account of Borrower, Borrower will assure that marine cargo insurance, in form and amount satisfactory to Bank and with Bank named as a loss-payee thereunder, is maintained for the shipment covered by such commercial letter of credit.

**7.7 Books And Records.** Maintain adequate books, accounts and records and prepare all financial statements required hereunder in compliance with the regulations of any governmental regulatory body having jurisdiction over Borrower or Borrower's business and permit employees or agents of Bank at any reasonable time to inspect Borrower's assets and properties, and at Borrower's expense to examine or audit Borrower's books, accounts and records and make copies and memoranda thereof.

**7.8 Laws.** Comply with, or cause to be complied with, all laws, statutes, rules, regulations, orders and directions of any governmental authority having jurisdiction over Borrower or Borrower's business, and all material agreements to which Borrower is a party.

**7.9 Loans, Guaranties and Pledges.** Not make any loans or advances, become a guarantor or surety, pledge its credit or properties in any manner, or extend credit, except (a) in the ordinary course of business as currently conducted and (b) loans, advances and guaranties in the aggregate principal amount at any one time outstanding not to exceed $2,500,000.

**7.10 Investments.** Not purchase the debt or equity of another person or entity, except for (a) savings accounts and certificates of deposit, and money market funds administered by Bank or any of its affiliates, (b) direct U.S. Government obligations and commercial paper issued by corporations with the highest ratings (except as otherwise permitted by this Agreement) of Moody's or S&P, provided that all of such permitted investments shall mature within one (1) year of purchase, and (c) Permitted Acquisitions.

As used in this Section 7.10, the following terms shall have the following meanings:

(a) "Acquisition" means any transaction or series of transactions by which Borrower acquires, either directly or through an affiliate or subsidiary or otherwise, (i) any or all of the stock or other securities of any class of any business entity or (ii) a substantial portion of the assets, or a division or line of business of any business entity.

(b) "Permitted Acquisition" means that (i) at the time of any proposed Acquisition, no Event of Default, or event which, with the lapse of time or notice, or both, would become an Event of Default if such event is not cured or removed within any applicable grace or cure period, shall have occurred and be continuing, or would occur upon the consummation thereof, (ii) at the time of such proposed Acquisition, the business entity acquired in connection with such proposed Acquisition shall be engaged in a line or lines of business which are the same, or substantially similar to or

complementary with the line or lines of business conducted by Borrower at the time of such proposed Acquisition, (iii) no later than fifteen (15) business days prior to such proposed Acquisition, Borrower shall have demonstrated to the reasonable satisfaction of Bank that Borrower and its subsidiaries, on a consolidated basis going forward after giving effect to such proposed Acquisition, will be in compliance on a pro forma basis (including giving effect to the incurrence of any indebtedness associated with such proposed Acquisition) with the financial covenants set forth in this Agreement, (iv) Borrower shall be the surviving entity of such proposed Acquisition, (v) the acquired business, if acquired as an entity, shall have a positive net income for the trailing twelve (12) months prior to the date of such proposed Acquisition and (vi) such proposed Acquisition shall not have been the result of a hostile tender offer or other action contrary to the decisions of the board of directors or shareholders of the acquired business entity.

**7.11 Liens.** Not create, assume or suffer to exist any mortgage, encumbrance, security interest, pledge or lien (collectively, "Liens," and individually, a "Lien") on Borrower's real or personal property, whether now owned or hereafter acquired, or upon the income or profits thereof, except the following:

(a) Liens in favor of Bank;

(b) any Lien on any property or asset of Borrower existing on the date of this Agreement, provided that (i) such Lien shall not apply to any other property or asset of Borrower and (ii) such Lien shall secure only those obligations which it secures on the date hereof, and any extensions, renewals and replacements thereof which do not increase the outstanding principal amount thereof;

(c) Liens against security deposits under leases;

(d) interests in deposits under worker's compensation, unemployment insurance, social security and other similar laws applicable to Borrower; and

(e) Liens relating to statutory obligations of Borrower with respect to surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business.

**7.12 Borrowings.** Not sell or discount any account receivable or evidence of indebtedness, except to Bank; nor borrow any money or become contingently liable for money borrowed, except the following:

(a) obligations and liabilities of Borrower incurred in connection with the acquisition of goods, supplies or merchandise on normal trade credit terms;

(b) obligations and liabilities of Borrower under capital leases in an aggregate amount not to exceed $5,000,000 at any one time;

(c) obligations and liabilities of Borrower under operating leases;

(d) the obligations and liabilities of Borrower to Bank under this Agreement and the other loan documents; and

(e) other indebtedness of Borrower and its subsidiaries existing on the effective date of this Agreement and reflected in the consolidated financial statement of Borrower and its subsidiaries for the fiscal quarter ended May 31, 2008.

**7.13 Fundamental Changes.** Neither liquidate, dissolve, enter into any consolidation, merger, partnership or other combination; nor convey, sell or lease all or the greater part of its assets or business; nor purchase or lease all or the greater part of the assets or business of another person or entity, except for Permitted Acquisitions.

**7.14 Business Activities.** Not engage in any business activities or operations substantially different from or unrelated to Borrower's present business activities and operations; provided, however, that nothing contained in this Section 7.14 shall be deemed to prohibit or restrict in any manner the consummation of any Permitted Acquisition.

**7.15 Primary Deposit Accounts.** Maintain its primary deposit accounts with Bank.

**7.16 Further Assurances.** Promptly, upon demand by Bank, take such further action and execute all such additional documents, instruments and agreements in connection with this Agreement as Bank in its reasonable discretion deems necessary, and promptly furnish Bank with such other information concerning its affairs as Bank may request from time to time.

**8. DEFAULT AND ACCELERATION.** The term "Event of Default" shall mean the following:

(a) the use of the proceeds of the Loan in any manner not permitted hereunder;

(b) the failure of Borrower to make any payment required under this Agreement when due;

(c) any breach, misrepresentation or other default by Borrower, any Guarantor, or any other person or entity providing financial support for the Loan (each, an "Obligor") under any term or provision of this Agreement or any other agreement with Bank;

(d) the insolvency of any Obligor or the failure of any Obligor generally to pay such Obligor's debts as such debts become due;

(e) the commencement as to any Obligor of any voluntary or involuntary proceeding under any laws relating to bankruptcy, insolvency, reorganization, arrangement, debt adjustment or debtor relief;

(f) the assignment by any Obligor for the benefit of such Obligor's creditors;

(g) the appointment, or commencement of any proceedings for the appointment, of a receiver, trustee, custodian or similar official for all or substantially all of any Obligor's property;

(h) the commencement of any proceeding for the dissolution or liquidation of any Obligor;

(i) the termination or dissolution of any Obligor such as a business entity or trust, or the death of any individual Obligor;

(j) the revocation of any Guaranty;

(k) the failure of any Obligor to comply with any order, judgment, injunction, decree, writ or demand of any court or other public authority;

(l) the filing or recording against any Obligor, or the property of any Obligor, of any notice of levy, notice to withhold, or other legal process for taxes;

(m) the default by any Obligor personally liable for amounts owed hereunder on any obligation concerning the borrowing of money;

(n) the issuance against any Obligor, or the property of any Obligor, of any writ of attachment, execution, or other judicial lien; or

(o) the sale or transfer of all or substantially all of the assets of an Obligor, or a change of ownership of any business entity Obligor of greater than ten percent (10%).

Upon the occurrence of any Event of Default, Bank, in its discretion, may cease making loans or other extensions of credit hereunder and may declare all indebtedness and other obligations in respect to other extensions of credit owing under this Agreement immediately due and payable; however, upon the occurrence of any Event of Default described in subsections (e), (f), (g) and (h) above, all principal, other extensions of credit, interest, fees, expenses and charges owing under this Agreement shall automatically become immediately due and payable. Upon the occurrence of an Event of Default, Bank may, at its option, compute the interest rate applicable to Borrower's obligations hereunder at a per annum rate equal to five percent (5%) in excess of the applicable interest rate specified in Section 1 hereinabove, calculated from the date of the occurrence of such Event of Default until all amounts due and payable hereunder are paid in full.

**9. DISPUTES.** To the extent permitted by law, in connection with any claim, cause of action, proceeding or other dispute concerning the loan documents (each, a "Claim"), Borrower and Bank expressly, intentionally and deliberately waive any right each may otherwise have to trial by jury. In the event that the waiver of jury trial set forth in the previous sentence is not enforceable under the law applicable to this Agreement, Borrower and Bank agree that any Claim, including any question of law or fact relating thereto, shall, at the written request of Borrower or Bank, be determined by judicial reference pursuant to the law applicable to this Agreement. Borrower and Bank shall select a single neutral referee, who shall be a retired state or federal judge. In the event that Borrower and Bank cannot agree upon a referee, the court shall appoint the referee. The referee shall report a statement of decision to the court. Nothing in this Section 9 shall limit the right of Borrower or Bank at any time to exercise self-help remedies, foreclose against collateral or obtain provisional remedies. Borrower and Bank shall bear the fees and expenses of the referee equally, unless the referee orders otherwise. The referee shall also determine all issues relating to the applicability, interpretation and enforceability of this paragraph. Borrower and Bank acknowledge that if a referee is selected to determine the Claims, then the Claims will not be decided by a jury.

**10. MISCELLANEOUS PROVISIONS.**

**10.1 Bank's Rights.** The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to

Bank by law against Borrower or any other person or entity, including but not limited to Bank's rights of setoff and banker's lien.

**10.2 Credit Information.** Bank is authorized to release information concerning Borrower's credit record and financial condition to other creditors, credit bureaus, credit reporting agencies, credit reporters, and Guarantors hereunder, or pursuant to an order from a governmental agency or court, or among departments of Bank, and its affiliates. Bank is authorized to obtain credit reports, copies of tax returns and other information regarding Borrower and to take such other steps as Bank deems appropriate to verify the information provided in connection herewith.

**10.3 Waiver.** Bank may act, fail to act or delay any action to enforce its rights hereunder, and no such action, inaction or delay shall constitute or be interpreted as a waiver of its rights under this Agreement.

**10.4 Assignment.** The benefits of this Agreement shall inure to the successors and assigns of Bank and the permitted successors and assigns of Borrower, but any attempted assignment by Borrower without Bank's prior written consent shall be null and void.

**10.5 Applicable Law.** This Agreement and all other agreements and instruments required by Bank in connection herewith shall be governed by and construed in accordance with the laws of the State of California. Borrower and any successors or assigns consent to the jurisdiction of any competent court thereof and consent to service of process by any authorized means.

**10.6 USA Patriot Act Notice.** Bank is subject to the USA Patriot Act and hereby notifies Borrower that pursuant to the requirements of that Act, Bank is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Bank to identify Borrower in accordance with that Act.

**10.7 Additional Agreements.** To the full extent permitted by law, Borrower waives demand and notice of every kind; and the right to assert the defense of any statute of limitations. If this Agreement is signed by more than one party, the liability of each shall be joint and several. Bank may delay the credit of any item of payment based upon Bank's schedule of funds availability, and interest under the Loan shall accrue until the funds are deemed collected.

**10.8 Notices.** Unless otherwise provided for in this Agreement, any notices or other communications provided for or allowed hereunder shall be effective only when given by one of the following methods and addressed to the respective party at its address given with the signatures at the end of this Agreement and shall be considered to have been validly given: (a) upon delivery; (b) on the third business day after mailing, if mailed, first class postage prepaid, with the United States Postal Service; (c) on the next business day, if sent by overnight courier service of recognized standing; (d) upon electronic confirmation of receipt, if faxed or (e) upon telephoned confirmation of receipt, if e-mailed.

**10.9 Modification.** Bank may change the maturity date of any Loan by providing written notice of such change. Otherwise, no amendment, alteration or change in any provision of this Agreement shall be effective unless same is in writing signed by the parties hereto.

**10.10 Counterparts.** Borrower and Bank may execute one or more counterparts to this Agreement, each of which shall be an original, and all of such counterparts when taken together shall constitute one and the same agreement.

**11. DISBURSEMENT.** Borrower hereby authorizes Bank to disburse the proceeds of advances under the Revolving Loan as follows:

Deposit the proceeds of each advance under the Revolving Loan into Borrower's account no. 3030179160 from time to time and in such amounts as may be requested verbally or in writing.

**12. AUTOMATIC CHARGE.** Borrower agrees that each payment of any amounts owing pursuant to this Agreement shall be made by automatic deduction from Borrower's checking, savings or any other account with Bank. Bank may also make deductions from any of Borrower's other deposit accounts to recover any amounts owing pursuant to this Agreement.

Fees itemized below are payable as follows: Charge account number 3030179160.

| | |
|---|---|
| Commitment Fee: | $10,000 |
| Legal Fee: | $ 1,200 |
| Total Fees: | $11,200 |

**13. AUTHORIZED SIGNERS.** Any one (1) of the following persons is authorized to sign any of the loan documents:

| Name | Title | Specimen Signature |
|---|---|---|
| Daniel Greenberg | Chairman and Chief Executive Officer | [signature] |
| Steven Markheim | President and Chief Operating Officer | [signature] |
| Craig R. Jones | Vice President and Chief Financial Officer | [signature] |

**[SIGNATURES BEGIN ON THE FOLLOWING PAGE]**

**THIS AGREEMENT** is duly executed by Borrower and Bank as of September 29, 2008.

"Borrower"

**ELECTRO RENT CORPORATION**

By:________________________________
Craig R. Jones
Vice President and Chief Financial Officer

Address where notices to Borrower are to be sent:

Electro Rent Corporation
6060 Sepulveda Boulevard
Van Nuys, California 91411
Attention: Craig R. Jones, Vice President and Chief Financial Officer
Fax Number : (818) 786-4354
Telephone Number: (818) 374-6317
Email Address: cjones@electrorent.com

"Bank"

**UNION BANK OF CALIFORNIA, N.A.**

By:________________________________
John C. Kase
Vice President

Address where notices to Bank are to be sent:

Union Bank of California, N.A.
Commercial Banking Group--Los Angeles Division
445 South Figueroa Street, 10th Floor
Los Angeles, California 90071
Attention: John C. Kase, Vice President
Fax Number : (213) 236-7637
Telephone Number: (213) 236-7329
Email Address: john.kase@uboc.com

For advances and paydowns, call Commercial Loan Operations at (800) 999-4406.

## ADDENDUM FOR LETTER OF CREDIT SERVICES

**THIS ADDENDUM FOR LETTER OF CREDIT SERVICES ("Addendum") is made a part of the Commercial Credit Agreement dated as of September 29, 2008, by and between Borrower and Bank, as at any time amended, supplemented or otherwise modified or restated.**

**1.** Borrower hereby irrevocably authorizes Bank to issue, amend, or request confirmation of letters of credit and waive or approve or pay despite discrepancies in presentations made under letters of credit, or issue indemnities or bonds to third parties, or authorize payment for the account of Borrower and provide other letter of credit services to Borrower, based on any application, security agreement covering any assets of Borrower, or any other writing (collectively, "Writings" and individually, a "Writing") purportedly submitted to Bank by Borrower, by any means resulting in a graphic record of such instruments at Bank, including personal delivery, telecopy, rapidfax, e-mail or other computer link, or other telecommunication method, where such Writings, other than e-mail or computer-communicated Writings, purport to bear the signature or facsimile signature of Borrower as inscribed on the signature line(s) of this Addendum or the signature(s) or facsimile signature(s) of any ______ (______) (assumed to be one (1) if not completed) of the following person(s) whose name(s) and signature(s) or facsimile signature(s) appear below purporting to act on behalf of Borrower:

______________________
Sample of Signature
Name: Daniel Greenberg

______________________
Sample of Signature
Name: Steven Markheim

______________________
Sample of Signature
Name: Craig R. Jones

**2.** Borrower authorizes Bank to rely on Writings as being the enforceable, valid authorizations and agreements of Borrower to the same extent as though such Writings were executed in original form by Borrower or the persons authorized under this Addendum to act for Borrower and Borrower assumes all risks regarding Writings received by Bank appearing on their face to have come from Borrower or such persons. In the event that Bank desires at any time, in its discretion and without ever any obligation to do so, to confirm a Writing, Bank may do so by telephonically contacting Borrower or any one of the persons authorized in this Addendum to act for Borrower regardless of the number of persons required to sign Writings. Bank may in its discretion use any telephone number for such purpose either from its existing records or from any Writings and takes no responsibility for the actual identity of the person who purports to be an authorized person under this Addendum. In addition, nothing said by Bank or such person in any such telephone conversation shall be deemed to be itself a Writing or an amendment of a Writing or shall serve as any other basis for Bank taking, or not taking, any action. However, in the event that during any such telephone conversation it appears to Bank that the Writing in question was not given by Borrower or by anyone authorized to do so on Borrower's behalf, Bank shall suspend initiating the activity requested in such Writing and seek the involvement of Borrower or Borrower's other authorized signers for appropriate authorized action.

**3.** In the event that Borrower or Borrower's authorized signer(s) sends Bank a manually-signed original or confirmation of a previously given Writing, Bank shall have no duty to compare it against the previous Writing received by Bank, nor shall Bank have any responsibility if the contents of the manually-signed original or confirmation differ from the Writing acted upon by Bank.

**4.** Borrower authorizes and requests Bank to rely on the authorizations given in this Addendum, until ten (10) days after Bank has actually received, at the banking office originating the Loan, copies of resolution(s) that specifically modify, amend or terminate such authorizations. Properly authorized persons on behalf of Borrower shall be authorized to give specific written notice(s) to Bank that add to or delete from the above list of authorized persons and Bank is authorized to rely upon such notice(s) immediately with respect to authorized persons added, and ten (10) days after receipt with respect to authorized persons deleted.

**5.** Borrower unconditionally agrees to pay and protect, defend and indemnify Bank and Bank's employees, officers, directors, shareholders, affiliates, correspondents, agents and representatives against, and hold Bank and each such other party harmless from, all claims, actions, proceedings, liabilities, damages, losses, expenses (including without limitation attorneys' fees and costs) and other amounts incurred by Bank and each such other party, arising from the reliance by any such party on this Addendum.

**ELECTRO RENT CORPORATION**

By: ______________________________
Craig R. Jones
Vice President and Chief Financial Officer